Exhibit 10.2
Huntington Bancshares Incorporated
Stock Option Grant Agreement

2018 STOCK OPTION GRANT AGREEMENT

Employee Name:    Participant Name

Number of Stock Options Subject to Grant:    Number of Awards Granted

Date of Grant:

Closing Price on Date of Grant:

THIS STOCK OPTION GRANT AGREEMENT (this “Agreement”) is made as of the date in the box above labeled “Date of Grant” by Huntington Bancshares Incorporated, a Maryland corporation and its subsidiaries (the “Company”), and is hereby communicated to the employee named in the box above (the “Employee”). Undefined capitalized terms used in this Agreement shall have the meanings set forth in the Company’s 2018 Long-Term Incentive Plan as may be amended from time to time (the “Plan”).

WHEREAS, the Company maintains the Plan.

WHEREAS, pursuant to Article 6 of the Plan, the Committee may grant awards of Stock Options to employees.

WHEREAS, the Company desires to compensate the Employee with a grant of Stock Options to provide an incentive for the Employee to continue to perform future services to the Company.

NOW, THEREFORE, in consideration of the premises, the Company grants the Employee an Award of Stock Options under the following terms and conditions:

1.	Grant of Options.

The Company, by authority of the Committee, grants to the employee, named in the box above (the “Employee”), a grant of the number of Options identified above to be issued in accordance with all of the terms and conditions set forth in this Agreement and the Plan.

2.	Vesting Provisions.

This Option has been granted from the Plan, effective as of the Date of Grant and will vest as follows:

(a)    General Vesting Schedule. Except as otherwise provided herein and under the Plan, this Option will vest in equal increments on the anniversary date of each of the four years

Huntington Bancshares Incorporated
Stock Option Grant Agreement

following the Date of Grant. Further, this Option is subject to forfeiture as provided in Section 3 of this Agreement.

(b)    General Continuous Service Requirement and Vesting Upon Voluntary Termination and Termination for Reasons Other Than for Cause. Notwithstanding any provision in Section 2(a) above to the contrary, if, before the fourth anniversary of the Date of Grant, the employment of the Employee is terminated for reasons other than for Cause, or if the Employee voluntarily terminates employment, this Option shall be exercisable in accordance with Section 6.6 of the Plan. This generally means that the rights under each unvested Option shall be forfeited and any vested Option shall terminate upon the earlier of (1) the expiration of such Option, or (2) 60 days after the Employee’s termination of employment.

(c)    Early Retirement. Notwithstanding any provision in Section 2(a) or 2(b) above to the contrary, if, before the fourth anniversary of the Date of Grant, the employment of the Employee is terminated because of Early Retirement, the vested Option shares shall remain exercisable until the expiration of such Option, and the unvested Option shares shall be immediately forfeited. For purposes of this Agreement, “Early Retirement” means that the Employee has terminated service with the Company for any reason other than Cause on or after attainment of age 55 and completion of at least 10 years of service.

(d)    Normal Retirement. Notwithstanding any provision in Section 2(a), 2(b), or 2(c) above to the contrary, if, before the fourth anniversary of the Date of Grant, the employment of the Employee is terminated because of Normal Retirement, the Employee’s service shall be deemed to have terminated on the fourth anniversary of the Date of Grant so that this Option shall be deemed to continue to vest on each anniversary of the Date of Grant. Notwithstanding the foregoing, the Employee may not exercise any Option shares that become vested under this Section 2(d) before the first anniversary of the date of Employee’s termination after obtaining Normal Retirement. The Employee may then exercise the vested Option until the expiration of the Option. For purposes of this Agreement, “Normal Retirement” means that the Employee’s service with the Company terminates for any reason other than Cause after attainment of age 59 ½ and 4 years of service.

(e)    Death and Disability. Notwithstanding any provision in Section 2(a), 2(b), 2(c), or 2(d) above to the contrary, if, before the fourth anniversary of the Date of Grant, the Employee’s employment or service with the Company terminates due to the Employee’s death or Disability, or if the Employee dies or becomes Disabled after Normal Retirement, all such outstanding Options shall become immediately exercisable in full, and the Employee or (in the case of the Employee's death) the executor or administrator of such Employee’s estate or a person or persons who have acquired the Options directly from the Employee by bequest, inheritance, or by reason of written designation as a beneficiary on a form prescribed by the Company, shall have until the earlier of (i) the expiration of this Option or (ii) 13 months after the Employee’s date of death or Disability, to exercise such Options. Notwithstanding the foregoing, if the Employee’s employment or service with the Company previously terminated due to the Employee’s Early Retirement, and the Employee dies or becomes Disabled after Early Retirement, Section 2(c) of this Agreement will continue to apply, and any unvested Options will not become vested under this Section 2(e).

Huntington Bancshares Incorporated
Stock Option Grant Agreement

3.	Forfeiture Provisions.

(a)    General Forfeiture. To the extent the Employee fails to satisfy the vesting conditions of Section 2 of this Agreement, the Employee’s Options shall be forfeited.

(b)    Recoupment/Clawback Policy. Notwithstanding any provision of this Agreement to the contrary, the Committee may cause the Employee to forfeit all Options and require repayment of any amount previously paid under this Agreement in accordance with the terms of the Huntington Bancshares Incorporated Recoupment/Clawback Policy (“the Policy”), any other applicable policy of the Company, and any other applicable laws and regulations. The Policy is available on the Risk Management and Corporate Policy home page of the Huntington intranet.

(c)    For Cause Termination. Notwithstanding anything herein to the contrary, in the event that the Employee's employment is terminated for Cause, the rights under each then outstanding Option granted to the Employee shall immediately terminate. Additionally, if the Employee’s termination of service may qualify either as a termination due to Early Retirement, Normal Retirement, death, or Disability, the Employee’s termination shall be considered a termination for Cause, and the Employee shall forfeit all rights under this Agreement.

(d)    Plan Governs. This Option grant is subject to acceptance of all the terms, conditions and limitations of the Plan. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This stock option grant is subject to such rules and regulations that the Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

4.    Change in Control.

Notwithstanding any provision to the contrary, upon the occurrence of a Change in Control, all outstanding Option shares shall become immediately and fully vested and exercisable, and they shall remain exercisable through the expiration date described in Section 5 below if:

(1)	within 12 months after a Change in Control occurs, the Employee’s service has been terminated by the Company (provided that such termination is for a reason other than for Cause); or

(2)
the Company previously terminated the Employee’s service without Cause (i) during the year before the Change in Control was consummated, but (ii) after a third party or the Company had taken steps reasonably calculated to effect a Change in Control. In addition to items (i)-(ii) above, the Employee also must reasonably demonstrate that such termination of service was in connection with or in anticipation of the Change in Control.

Huntington Bancshares Incorporated
Stock Option Grant Agreement

5.    Expiration of Option.

This Option will expire at midnight of the day prior to the tenth anniversary of the date of grant, or upon such earlier expiration date as provided in this Agreement or the Plan, and shall not be exercisable thereafter.

6.    Option Exercise Price.

The Option price of this grant is equal to the Fair Market Value (the closing price) as quoted on the NASDAQ Global Select Market per share as specified in the Plan on the Date of Grant.

7.    Exercise of Option and Withholding.

The Option may be exercised, in whole or part (for the purchase of whole shares only), electronically by complying with the requirements on Fidelity’s web site and satisfying any other requirements that the Company may impose under Section 6.5 of the Plan. Payment of the exercise price shall be made in a manner approved by the Company under Section 6.5 of the Plan. The Company shall have the power and the right to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. Tax and any other necessary withholding obligations shall be satisfied in a manner consistent with Article 19 of the Plan.

8.    Securities Law Compliance.

No Option shares shall be purchased upon the exercise of the Option unless and until the Company and the Employee shall have complied with all applicable federal or state registration, listing, and qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Company has received evidence satisfactory to it that the Employee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Company shall be final, binding, and conclusive. The Company reserves the right to legend any certificate for shares, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

9.    No Rights as Shareholder or Employee.

The Employee shall not have any voting rights as a stockholder of the Company or any other privileges of a stockholder of the Company with respect to any Option shares subject to (but not acquired upon valid exercise of) the Option, nor shall the Company have any obligation to issue any dividends or otherwise afford any rights to which shares are entitled with respect to any such Option shares, until the date of the issuance to the Employee of a stock certificate evidencing such shares.

Huntington Bancshares Incorporated
Stock Option Grant Agreement

The Employee understands and agrees that this Agreement does not impact in any way the right of the Company to terminate or change the terms of the employment of Employee at any time for any reason whatsoever, with or without Cause, nor confer upon any right to continue in the employ of the Company.

10.    Non-Transferability of Option.

This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Employee, other than by will or by the laws of descent and distribution. Further, this Option shall be exercisable during his or her lifetime only by the Employee.

11.    Plan Governs.

This Option is subject to acceptance of all the terms, conditions and limitations of the Plan, including Article 20 with respect to forfeitures. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This Option is subject to such rules and regulations that the Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing, as a condition to receiving this Award, the Employee acknowledges that in the event of a conflict between Section 12 of this Agreement and the governing law and jurisdictional terms of the Plan, Section 12 of this Agreement shall govern. A copy of the Plan is available upon request by contacting the Human Resources Department at the Company’s executive offices.

12.    Governing Law and Exclusive Jurisdiction.

(a)    General. Notwithstanding any particular state’s conflict of laws rules or provisions and to the extent permitted by federal law, this Agreement shall be interpreted, construed, and enforced pursuant to and in accordance with the laws of the State of Ohio. Except for the two specific circumstances set forth below, the parties agree to submit all disputes arising out of or in connection with this Award Agreement to the exclusive jurisdiction of the Court of Common Pleas, Franklin County, Ohio, or the federal courts of Ohio. Employee expressly consents to the personal jurisdiction of the state and federal courts of Ohio for any lawsuit filed there against Employee by the Company arising from or relating to this Award Agreement. Employee further agrees that the Court of Common Pleas, Franklin County, Ohio and the federal courts of Ohio are proper venues for any resolution of disputes in connection with or arising out of this Award Agreement.

(b)    Exceptions. Notwithstanding the general requirements in subsection (a) above, (1) Employee agrees that the Company, and only the Company, at its sole discretion, may seek injunctive or other equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction, and (2) this Agreement and its Governing Law and Exclusive Jurisdiction provisions are not intend to and shall not foreclose the jurisdiction of any FINRA mandated arbitration nor prohibit or restrict any registered representatives and employees of registered

Huntington Bancshares Incorporated
Stock Option Grant Agreement

investment advisors from requesting arbitration of a dispute in the FINRA arbitration forum as specified in FINRA Rules, provided that nothing in this Agreement shall prevent the Company from seeking injunctive relief in any court of competent jurisdiction.

RESTRICTIVE COVENANTS

After review of this Agreement, the Employee will be required to accept the terms and conditions of the grant. If this Agreement is not accepted within 45 days of the distribution of this document, then the grant will be subject to forfeiture.

Non-Solicitation Provision

By accepting this Agreement and the grant listed herein, the Employee agrees that during his or her employment with Huntington and for a period of one year after such employment ceases, either voluntarily or involuntary for any reason, he or she will not, either directly or indirectly:

1.
Solicit, encourage, or induce any person employed by the Company, or attempt to solicit, encourage or induce any person employed by the Company, to terminate his or her employment with the Company or to seek or accept employment with any other person or entity; or

2.
Contact or attempt to contact any customer or prospective customer of the Company for whom the Employee performed any services or had any direct or indirect business contact for the purposes of identifying his or her new association or his or her change of employment or current affiliation; or

3.
Contact any customer of the Company for whom the Employee performed any services or had any direct or indirect business contact for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers to obtain any product or service offered by the Company from any person or entity other than the Company; or

4.
Contact any customer or prospective customer of the Company whose identity or other customer specific information the Employee obtained or gained access to as an employee of Company for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers or prospective customers to obtain any product or service provided by the Company from any person or entity other than the Company; or

5.
Accept or provide assistance in the accepting of business from any customers or any prospective customers of the Company for whom the Employee performed any services or had any direct or indirect business contact, or whose identity or other

Huntington Bancshares Incorporated
Stock Option Grant Agreement

customer specific information the Employee obtained or gained access to as an employee of the Company.

Notwithstanding the foregoing non-solicitation provisions of this Agreement, if the Employee separates employment within one year following a Change in Control that is not pursuant to a transaction approved by the Huntington Bancshares Incorporated Board of Directors, then the Employee’s obligations will cease as of the date of his or her employment termination.

Confidential Information

By accepting this Agreement and the Award listed herein, Employee acknowledges and agrees at all times, to keep in strict confidence, and not to, either directly or indirectly, disclose, make known, divulge, reveal, furnish, make available, or use or authorize the disclosure or use of any confidential, proprietary and/or trade secret information of the Company (“Confidential Information”) except as is expressly authorized in writing by the Company. Employee agrees that Employee’s obligation of confidentiality under this Agreement shall survive the termination of employment by the Company, whether such termination is voluntary or involuntary. Confidential Information includes, but is not limited to, any and all information, whether or not meeting the legal definition of a trade secret as defined by the Uniform Trade Secrets Act as adopted in Ohio, Ohio Rev. Code §§ 1333.61(D) through 1333.69 and/or the Defend Trade Secrets Act, 18 U.S.C. § 1836, et seq., and any and all information concerning any and all Confidential Information belonging to the Company acquired from any customer or prospective customer of the Company. Confidential Information also includes processes, policies, procedures, agreements, contracts, information relating to mergers and acquisitions, contracts under negotiation, system documentation, special hardware and/or software, technology developments and computer systems, business techniques, training materials, programs, manuals, formulas, methods and machines, financial information, compilations and lists, business plans and methods, market strategies and plans, products and/or services, sales figures, pricing information, costs, budgets, financial performance and projections, strategic plans and forecasts and any other business or financial information or plans that are developed, owned, utilized, or maintained by the Company and that of its customers or suppliers; information regarding the persons, suppliers, vendors and/or organizations with whom the Company has business relationships and the substance of those relationships; marketing plans, proposals, knowledge, information and strategies; information regarding any customer and/or prospective customer, including names, addresses, telephone numbers, email addresses, lists or any other identifying or contact information, account or transactional information, and other personal, business or financial information regarding any such customer or prospective customer; information related to employee compensation schemes or employee development; personnel information (including but not limited to employee personnel files, performance information, benefit and health information, employee lists and payroll records) and all other information about employees and independent contractors; all other non-public information that might be of use to competitors, or harmful to the Company or its customers or prospective customers.

Confidential Information as used herein includes any nonpublic information learned during conversations, meetings, telephone calls or any other forms of communication and/or information

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Stock Option Grant Agreement

committed to memory. Confidential Information is maintained in written, electronic and/or other forms and includes any such information that Employee may prepare or create during employment on behalf of the Company, as well as such information that has been or may be created by others. Confidential Information does not include information that is generally known to the public or that has been made known to the public through no fault of Employee.

Employee acknowledges and agrees that Confidential Information is owned by the Company and Employee has no ownership or right to the Confidential Information even if Employee helped to collect or develop the Confidential Information. Employee hereby waives and agrees not to assert any claim of ownership or other interest in Confidential Information.

Employee further agrees to comply with all other policies and procedures of the Company for protecting Confidential Information. Employee agrees that in the event Employee receives a request for Confidential Information by anyone not employed by the Company or by an employee of or a consultant to the Company in regard to any such Confidential Information, that Employee will promptly notify the Company of such request and refrain from knowingly divulging, revealing, furnishing or otherwise using such Confidential Information in response to such a request.

Employee understands that pursuant to the federal Defend Trade Secrets Act, 18 United States Code § 1839, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Employee also understands that nothing in this Agreement shall be construed to limit Employee’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Employee’s employment, or this Agreement. Employee understands that Employee is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications.

Non-Competition Provision

By accepting this Agreement and the Award listed herein, the Employee agrees that if the Employee’s service terminates because of Normal Retirement, the shares under this Option that continue to vest under this Agreement will become vested and exercisable only if after the Date of Grant and through the fourth anniversary of the Date of Grant, he or she will not accept

Huntington Bancshares Incorporated
Stock Option Grant Agreement

employment with or perform any competing services (to include, recruiting, financial modeling, vendor relationship management, and/or providing services that draw upon his or her knowledge of Huntington proprietary information) for any bank or bank affiliated broker dealer, or other entity that competes with any line of business of the Company, that has any material operations in any of Huntington’s footprint states (Ohio, Illinois, Indiana, Kentucky, Michigan, Pennsylvania, West Virginia, Wisconsin, and any additional footprint states that may arise from mergers or acquisitions, corporate reorganizations, or related activities after the Date of Grant). Employee acknowledges that the time period, geographic scope, and scope of services covered by this Non-Competition Provision is reasonable in light of the confidential and proprietary information to which Employee had access while employed by the Company. “Material operations” means that it has more than 5% market share in any of Huntington’s footprint states. “Bank affiliated” means owned by a bank or a bank holding company. The Employee agrees and acknowledges that for purposes of this Paragraph, “employment” and/or “perform any competing services” shall mean that the Employee is engaged as an agent, employee, director, owner, partner or consultant by any bank or bank affiliated broker dealer. If, and to the extent that, the Employee violates the terms of this non-competition provision, the continued vesting of the Employee’s Option shares shall immediately cease, and the Employee shall forfeit any unvested Option shares.

Notwithstanding the foregoing restrictive covenants of this Agreement, if Employee separates employment within one year following a Change in Control that is not pursuant to a transaction approved by the Huntington Bancshares Incorporated Board of Directors, then Employee’s obligations will cease as of the date of his or her employment termination.

Notice Period

By accepting this Agreement and the Award listed herein, Employee agrees to provide the Company with advance notice of Employee’s resignation of employment or retirement, depending on level as specified below (“Notice Period”). To be effective, notice must be provided to Employee’s manager. At the Company’s request, the Employee agrees to provide written notice.

Level	Notice Period
SVP	30 days
EVP	60 days
SEVP	90 days

Employee also agrees to disclose any financial services entity or other competitor with which Employee has accepted employment or is considering accepting employment. After Employee provides effective notice, the Company may in its discretion waive the Notice Period in part or in its entirety.

During any portion of the Notice Period the Company does not waive, and provided Employee complies with Company policy, procedures, and directives, Employee will (1) receive Employee’s base salary or draw (as applicable), (2) continue to participate in any benefit plans for

Huntington Bancshares Incorporated
Stock Option Grant Agreement

which Employee is eligible subject to the terms and conditions of such plans; and (3) receive any bonus, incentive, or vesting of equity awards, subject to governing plan documents or agreements. However, after Employee provides notice, Employee will not be eligible to receive any equity award grants.

During the Notice Period, the Company may change or remove job responsibilities and/or restrict Employee’s access to facilities, confidential information, and email, phone, and computer systems. Employee will not accrue further PTO and must exhaust all previously accrued PTO during the Notice Period. If there is insufficient time to exhaust accrued PTO in the Notice Period, Employee will receive payment of unused and accrued PTO pursuant to Company policy.

Because, during the Notice Period, Employee remains an employee who owes a duty of loyalty to the Company, Employee (1) may not become employed by another financial services entity or other competitor at the same time Employee is employed by the Company, and (2) must refrain from soliciting the business (for Employee or for another financial services entity or other competitor) of any Company customers or potential customers Employee provided services to or has knowledge of by virtue of Employee’s employment. If contacted by a customer or potential customer during the Notice Period, Employee may provide necessary services to that customer or potential customer and must notify Employee’s manager in writing of each such contact and the services provided.

If Employee’s service terminates because of Normal Retirement and Employee violates the terms of this notice period provision, the continued vesting of the Employee’s Restricted Stock Units shall immediately cease, and Employee shall forfeit any unvested Restricted Stock Units.

Employee acknowledges that any breach of this Notice Provision will result in irreparable harm to Company for which monetary damages are insufficient. In addition to any other legal or equitable rights the Company has, it will be entitled to restrain Employee from breaching Employee’s obligations through preliminary or temporary injunctive relief and to recover the Company’s attorneys’ fees and costs incurred in pursuing its rights.

Severability

If any provision of this Agreement is held by a court to be enforceable only if modified, or if any portion of this Agreement is held as unenforceable and stricken, such a holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding on Employee and the Company.

Employee and the Company further agree that any such court is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision or modifying its scope, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the parties as expressed to the maximum extent permitted by law. Employee

Huntington Bancshares Incorporated
Stock Option Grant Agreement

and the Company agree that any modification made by a court will become a part of this Agreement and treated as though originally set forth herein.

Employee and the Company expressly agree that this Agreement as so modified by the court will be binding upon and enforceable against each of them. If one or more of the provisions of this Agreement is held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and if the provision or provisions are not modified as provided above, this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

The Company will not have any further obligations to the Employee under this Agreement if the Employee’s Award is forfeited as provided herein.

This Agreement along with the 2018 Long-Term Incentive Plan Prospectus will be available by accessing your Fidelity account.

I also acknowledge that I am required to hold 25% of net shares released upon exercise (i.e., shares released to me net of the Option price and applicable taxes) until Early or Normal Retirement, or other departure from the Company.

I hereby accept the terms of this Agreement electronically through Fidelity.

Stephen D. Steinour
Chairman, President, and Chief Executive Officer    Date

Electronic Signature

Acceptance Date